Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS RECORD-SETTING OPERATING RESULTS, OUTPERFORMS THIRD QUARTER GUIDANCE AND RAISES FULL YEAR 2024 GUIDANCE FOR THE THIRD TIME

MIAMI (September 30, 2024) - Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced financial results for the third quarter 2024 and provided an updated outlook for the full year and an outlook for fourth quarter 2024.

•Third quarter net income was $1.7 billion, an increase of over 60 percent compared to 2023 and adjusted net income1 outperformed June guidance by $170 million.
•Third quarter revenues hit an all-time high of $7.9 billion, up $1.0 billion compared to the prior year.
•Record operating income of $2.2 billion exceeded 2023 levels by $554 million.
•As a result of strong demand and cost saving opportunities, raised its full year 2024 adjusted EBITDA1 guidance to approximately $6.0 billion, up over 40 percent compared to 2023 and better than June guidance by nearly $200 million.
•The cumulative advanced booked position for full year 2025 is above the previous 2024 record with prices (in constant currency) ahead of prior year.

“We delivered a phenomenal third quarter, breaking operational records and outperforming across the board. Our strong improvements were led by high-margin, same-ship yield growth, driving a 26 percent improvement in unit operating income, the highest level we have reached in fifteen years,” commented Carnival Corporation & plc’s Chief Executive Officer Josh Weinstein.

“We are poised to deliver record operating performance for full year 2024, with adjusted EBITDA now expected to cross $6 billion and adjusted return on invested capital1 to be approximately 10.5 percent. Strong demand enabled us to increase our full year yield guidance for the third time this year and we improved our cost guidance driving more revenue to the bottom line,” Weinstein added.

“Looking forward, the momentum continues as our enhanced commercial execution drives demand well in excess of our capacity growth, leaving us well positioned with an even stronger base of business for 2025, a record start to 2026 and firmly on the path toward our SEA Change targets,” Weinstein noted.

Third Quarter 2024 Results

•Net income was $1.7 billion, or $1.26 diluted EPS, an increase of $662 million compared to 2023. Adjusted net income of $1.8 billion, or $1.27 adjusted EPS1, was higher than June guidance by $170 million driven by outperformance in both yield and cost.
•Record operating income of $2.2 billion exceeded 2023 levels by $554 million or 34 percent.
•Record adjusted EBITDA of $2.8 billion increased over 25 percent compared to 2023 and outperformed June guidance by $160 million.
•Third quarter revenues hit an all-time high of $7.9 billion, with record net yields1 (in constant currency) and record net per diems1 (in constant currency) both significantly exceeding 2023 levels.
•Gross margin yields increased by 19 percent compared to 2023 and net yields (in constant currency) exceeded 2023 levels by 8.7 percent.
◦Gross margin per diems were up 16 percent compared to 2023. Net per diems (in constant currency) were up nearly 6 percent compared to 2023 with both ticket prices and onboard spending up mid-single digits.
•Cruise costs per available lower berth day (“ALBD”) increased 3.4 percent compared to 2023. Adjusted cruise costs excluding fuel per ALBD1 (in constant currency) decreased compared to 2023 and were significantly better than June guidance driven by cost saving opportunities, accelerated easing of inflationary pressures, benefits from one-time items and the timing of expenses between the quarters.
•Total customer deposits reached a third quarter record of $6.8 billion, surpassing the previous third quarter record of $6.3 billion as of August 31, 2023, despite lower capacity growth.

Bookings

“With nearly half of 2025 booked and less inventory remaining for sale than the prior year, we are leveraging strong demand to achieve record ticket pricing (in constant currency). Our brands continue to deliver robust bookings momentum, with all our brands ahead on price for 2025 sailings, based on the success of their demand generation efforts along with the exciting offerings and unparalleled experiences we consistently provide our guests. Likewise, 2026 is off to an unprecedented start achieving record booking volumes in the last three months,” Weinstein noted.

1 See “Non-GAAP Financial Measures” at the end of this release for additional information.

During the third quarter, booking volumes remained robust for 2025 sailings at higher prices (in constant currency) compared to the prior year.

The cumulative advanced booked position for full year 2025 is above the previous 2024 record with prices (in constant currency) ahead of prior year.

2024 Outlook

For the full year 2024, the company expects:

•Net yields (in constant currency) up approximately 10.4 percent compared to 2023, better than June guidance, based on continued strength in demand.
•Adjusted cruise costs excluding fuel per ALBD (in constant currency) up approximately 3.5 percent compared to 2023, approximately 1 percentage point better than June guidance driven by cost saving opportunities, accelerated easing of inflationary pressures and benefits from one-time items.
•Adjusted EBITDA of approximately $6.0 billion, up over 40 percent compared to 2023 and better than June guidance by nearly $200 million.
•Adjusted return on invested capital (“ROIC”) of approximately 10.5 percent, an improvement of approximately 5.0 percentage points compared to 2023 and half a point better than June guidance.

For the fourth quarter of 2024, the company expects:

•Net yields (in constant currency) up approximately 5.0 percent compared to particularly strong 2023 levels.
•Adjusted cruise costs excluding fuel per ALBD (in constant currency) up approximately 8.0 percent compared to the fourth quarter of 2023 due primarily to higher dry-dock days and higher investment in advertising.
•Adjusted EBITDA of approximately $1.14 billion, up 20 percent compared to the fourth quarter of 2023.

See “Guidance” and “Reconciliation of Forecasted Data” for additional information on the company’s 2024 outlook.

Financing and Capital Activity

“We have continued to improve our leverage metrics and balance sheet with strong cash generation and continued debt reduction. We are pleased these efforts were recognized by both S&P and Moody’s with their recent credit rating upgrades. For 2024, we expect better than a two turn improvement in net debt to adjusted EBITDA1 compared to 2023, approaching 4.5x, well on our way to investment grade. In fact, this year’s adjusted free cash flow1 is expected to be over $3.0 billion,” commented Carnival Corporation & plc’s Chief Financial Officer David Bernstein.

The company continued its efforts to proactively manage its debt profile. Since June 2024, the company prepaid another $625 million of debt, bringing its total prepayments to $7.3 billion since the beginning of 2023. Additionally, the company has now fully utilized the accordion feature of its revolving credit facility, increasing the borrowing capacity by nearly $500 million and bringing the total undrawn commitment to $3.0 billion. The company ended the quarter with $4.5 billion of liquidity, including cash and borrowings available under the revolving credit facility.

During the third quarter, Fitch initiated its coverage of the company with a BB credit rating with a positive outlook. The company is now rated by all three major internationally recognized rating agencies. Additionally, S&P upgraded its credit rating to BB with a stable outlook and Moody’s upgraded to B1 with a positive outlook. The company believes this is a testament to its improved leverage metrics and continuing journey to investment grade ratings.

The company continues to strategically direct new capacity towards its highest returning brand with the recent order of three additional ships to Carnival Cruise Line for delivery in 2029, 2031 and 2033. These ships will become the largest ships in the company’s fleet and will carry more passengers than any other cruise ship to date. The company is following through on its measured capacity growth strategy of one to two ships per year on average, including just three ships scheduled for delivery through 2028. This will enable the company to utilize its substantial free cash flow to strategically improve its balance sheet by significantly reducing its leverage levels over the next several years.

The company obtained a new export credit facility, bringing its total committed financings related to ship deliveries to $3.4 billion, continuing its strategy to finance its newbuild program at preferential interest rates.

1 See “Non-GAAP Financial Measures” at the end of this release for additional information.

Other Recent Highlights

•Named by TIME as one of the World’s Best Companies of 2024 and by Forbes as one of America’s Best Employers for Women in 2024.
•Opened a new innovative Fleet Operations Center in Hamburg, Germany to support its European brands.
•Announced the expansion of Half Moon Cay. This popular private island will be enhanced to include an expanded beach, dining and beverage experiences along with a new pier that will allow the company’s larger ships to visit.
•In anticipation of Celebration Key’s debut in July 2025, Carnival Cruise Line opened bookings for the destination’s new exclusive retreat, Pearl Cove Beach Club, which will offer a premium experience for guests with a large selection of supervillas, cabanas and shore excursions.
•Carnival Conquest, AIDAdiva and AIDAluna became the first cruise ships to connect to shore power at PortMiami, the Port of Stockholm and the Port of Oslo.
•AIDA Cruises successfully piloted a new advanced blended biofuel, which is specifically intended for the maritime industry and lowers greenhouse gas emissions compared to conventional fossil fuels.
•Seabourn Pursuit was named in a historic expedition ceremony, debuting its new itineraries visiting the Kimberley region in Australia.

Guidance

(See “Reconciliation of Forecasted Data”)

	4Q 2024		Full Year 2024
Year over year change	Current Dollars	Constant Currency	Current Dollars	Constant Currency
Net yields	Approx. 7.0%	Approx. 5.0%	Approx. 11.0%	Approx. 10.4%
Adjusted cruise costs excluding fuel per ALBD	Approx. 9.5%	Approx. 8.0%	Approx. 4.0%	Approx. 3.5%

	4Q 2024	Full Year 2024
ALBDs (in millions) (a)	24.0	95.6
Capacity growth compared to prior year	3.1%	4.7%

Fuel consumption in metric tons (in millions)	0.7	2.9
Fuel cost per metric ton consumed (excluding European Union Allowance (“EUA”))	$590	$658
Fuel expense (including EUA expense) (in billions)	$0.43	$1.98

Depreciation and amortization (in billions)	$0.67	$2.57
Interest expense, net of capitalized interest and interest income (in billions)	$0.41	$1.68

Adjusted EBITDA (in billions)	Approx. $1.14	Approx. $6.0
Adjusted net income (loss) (in millions)	Approx. $60	Approx. $1,760
Adjusted earnings per share - diluted (b)	Approx. $0.05	Approx. $1.33
Weighted-average shares outstanding - basic	1,296	1,273
Weighted-average shares outstanding - diluted	1,301	1,398

(a)    See “Notes to Statistical Information”

(b)    Diluted adjusted earnings per share includes the add-back of dilutive interest expense related to the company’s convertible notes of $94 million for full year 2024. The add-back expense is antidilutive to the fourth quarter of 2024 calculation and accordingly has been excluded.

Currencies (USD to 1)	4Q 2024	Full Year 2024
AUD	$0.68	$0.67
CAD	$0.74	$0.74
EUR	$1.12	$1.09
GBP	$1.33	$1.28

Sensitivities (impact to adjusted net income (loss) in millions)	4Q 2024
1% change in net yields	$42
1% change in adjusted cruise costs excluding fuel per ALBD	$27
1% change in currency exchange rates	$5
10% change in fuel price	$42
100 basis point change in variable rate debt (including derivatives)	$12

Capital Expenditures

For the fourth quarter of 2024, newbuild capital expenditures are $0.2 billion and non-newbuild capital expenditures are $0.6 billion. These future capital expenditures will fluctuate with foreign currency movements relative to the U.S. Dollar. In addition, these figures do not include potential stage payments for ship orders that the company may place in the future.

Conference Call

The company has scheduled a conference call with analysts at 10:00 a.m. EDT (3:00 p.m. BST) today to discuss its earnings release. This call can be listened to live, and additional information including the company’s earnings presentation and debt maturities schedule, can be obtained via Carnival Corporation & plc’s website at www.carnivalcorp.com and www.carnivalplc.com.
Carnival Corporation & plc is the largest global cruise company, and among the largest leisure travel companies, with a portfolio of world-class cruise lines – AIDA Cruises, Carnival Cruise Line, Costa Cruises, Cunard, Holland America Line, P&O Cruises (Australia), P&O Cruises (UK), Princess Cruises, and Seabourn.
Additional information can be found on www.carnivalcorp.com, www.aida.de, www.carnival.com, www.costacruise.com, www.cunard.com, www.hollandamerica.com, www.pocruises.com.au, www.pocruises.com, www.princess.com and www.seabourn.com. For more information on Carnival Corporation’s industry-leading sustainability initiatives, visit www.carnivalsustainability.com.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Jody Venturoni	Beth Roberts
+1 469 797 6380	+1 305 406 4832

Cautionary Note Concerning Factors That May Affect Future Results

Some of the statements, estimates or projections contained in this document are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, operations, outlooks, plans, goals, reputation, cash flows, liquidity and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “aspiration,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate,” “outlook,” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that relate to our outlook and financial position including, but not limited to, statements regarding:

•Pricing	•Adjusted EBITDA
•Booking levels	•Adjusted earnings per share
•Occupancy	•Adjusted free cash flow
•Interest, tax and fuel expenses	•Net debt to adjusted EBITDA
•Currency exchange rates	•Net per diems
•Goodwill, ship and trademark fair values	•Net yields
•Liquidity and credit ratings	•Adjusted cruise costs per ALBD
•Investment grade leverage metrics	•Adjusted cruise costs excluding fuel per ALBD
•Estimates of ship depreciable lives and residual values	•Adjusted return on invested capital
•Adjusted net income (loss)
Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward-looking statements and adversely affect our business, results of operations and financial position. These factors include, but are not limited to, the following:
•Events and conditions around the world, including geopolitical uncertainty, war and other military actions, inflation, higher fuel prices, higher interest rates and other general concerns impacting the ability or desire of people to travel have led, and may in the future lead, to a decline in demand for cruises as well as negative impacts to our operating costs and profitability.
•Pandemics have in the past and may in the future have a significant negative impact on our financial condition and operations.
•Incidents concerning our ships, guests or the cruise industry have in the past and may, in the future, negatively impact the satisfaction of our guests and crew and lead to reputational damage.
•Changes in and non-compliance with laws and regulations under which we operate, such as those relating to health, environment, safety and security, data privacy and protection, anti-money laundering, anti-corruption, economic sanctions, trade protection, labor and employment, and tax may be costly and have in the past and may, in the future, lead to litigation, enforcement actions, fines, penalties and reputational damage.
•Factors associated with climate change, including evolving and increasing regulations, increasing global concern about climate change and the shift in climate conscious consumerism and stakeholder scrutiny, and increasing frequency and/or severity of adverse weather conditions could adversely affect our business.
•Inability to meet or achieve our targets, goals, aspirations, initiatives, and our public statements and disclosures regarding them, including those that are related to sustainability matters, may expose us to risks that may adversely impact our business.
•Breaches in data security and lapses in data privacy as well as disruptions and other damages to our principal offices, information technology operations and system networks and failure to keep pace with developments in technology may adversely impact our business operations, the satisfaction of our guests and crew and may lead to reputational damage.
•The loss of key team members, our inability to recruit or retain qualified shoreside and shipboard team members and increased labor costs could have an adverse effect on our business and results of operations.
•Increases in fuel prices, changes in the types of fuel consumed and availability of fuel supply may adversely impact our scheduled itineraries and costs.

•We rely on supply chain vendors who are integral to the operations of our businesses. These vendors and service providers may be unable to deliver on their commitments, which could negatively impact our business.
•Fluctuations in foreign currency exchange rates may adversely impact our financial results.
•Overcapacity and competition in the cruise and land-based vacation industry may negatively impact our cruise sales, pricing and destination options.
•Inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments may adversely impact our business operations and the satisfaction of our guests.
•We require a significant amount of cash to service our debt and sustain our operations. Our ability to generate cash depends on many factors, including those beyond our control, and we may not be able to generate cash required to service our debt and sustain our operations.
•Our substantial debt could adversely affect our financial health and operating flexibility.

The ordering of the risk factors set forth above is not intended to reflect our indication of priority or likelihood. Additionally, many of these risks and uncertainties are currently, and in the future may continue to be, amplified by our substantial debt balance incurred during the pause of our guest cruise operations. There may be additional risks that we consider immaterial or which are unknown.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this document, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

Forward-looking and other statements in this document may also address our sustainability progress, plans, and goals (including climate change and environmental-related matters). In addition, historical, current, and forward-looking sustainability- and climate-related statements may be based on standards and tools for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions and predictions that are subject to change in the future and may not be generally shared.

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2024	2023	2024	2023
Revenues
Passenger ticket	$5,239	$4,546	$12,609	$10,557
Onboard and other	2,657	2,308	6,474	5,640
	7,896	6,854	19,083	16,197
Operating Expenses
Commissions, transportation and other	958	823	2,510	2,097
Onboard and other	866	752	2,043	1,785
Payroll and related	575	585	1,812	1,768
Fuel	515	468	1,546	1,492
Food	393	364	1,099	1,000
Other operating	995	928	2,796	2,546
Cruise and tour operating expenses	4,303	3,921	11,805	10,688
Selling and administrative	763	713	2,366	2,162
Depreciation and amortization	651	596	1,898	1,774
	5,718	5,230	16,070	14,624
Operating Income (Loss)	2,178	1,624	3,013	1,572
Nonoperating Income (Expense)
Interest income	19	59	77	183
Interest expense, net of capitalized interest	(431)	(518)	(1,352)	(1,600)
Debt extinguishment and modification costs	(13)	(81)	(78)	(112)
Other income (expense), net	(10)	(19)	(35)	(67)
	(435)	(559)	(1,388)	(1,595)
Income (Loss) Before Income Taxes	1,743	1,065	1,626	(23)
Income Tax Benefit (Expense), Net	(8)	9	(13)	(3)
Net Income (Loss)	$1,735	$1,074	$1,613	$(26)

Earnings Per Share
Basic	$1.37	$0.85	$1.27	$(0.02)
Diluted	$1.26	$0.79	$1.21	$(0.02)
Weighted-Average Shares Outstanding - Basic	1,267	1,263	1,266	1,262
Weighted-Average Shares Outstanding - Diluted	1,399	1,396	1,398	1,262

CARNIVAL CORPORATION & PLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in millions, except par values)

	August 31, 2024	November 30, 2023
ASSETS
Current Assets
Cash and cash equivalents	$1,522	$2,415
Trade and other receivables, net	632	556
Inventories	492	528
Prepaid expenses and other	980	1,767
Total current assets	3,626	5,266
Property and Equipment, Net	42,380	40,116
Operating Lease Right-of-Use Assets, Net	1,383	1,265
Goodwill	579	579
Other Intangibles	1,173	1,169
Other Assets	665	725
	$49,805	$49,120
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt	$2,214	$2,089
Current portion of operating lease liabilities	159	149
Accounts payable	1,062	1,168
Accrued liabilities and other	2,393	2,003
Customer deposits	6,436	6,072
Total current liabilities	12,265	11,481
Long-Term Debt	26,642	28,483
Long-Term Operating Lease Liabilities	1,258	1,170
Other Long-Term Liabilities	1,042	1,105

Shareholders’ Equity
Carnival Corporation common stock, $0.01 par value; 1,960 shares authorized; 1,253 shares issued at 2024 and 1,250 shares issued at 2023	13	12
Carnival plc ordinary shares, $1.66 par value; 217 shares issued at 2024 and 2023	361	361
Additional paid-in capital	16,723	16,712
Retained earnings	1,798	185
Accumulated other comprehensive income (loss)	(1,894)	(1,939)
Treasury stock, 130 shares at 2024 and 2023 of Carnival Corporation and 73 shares at 2024 and 2023 of Carnival plc, at cost	(8,404)	(8,449)
Total shareholders’ equity	8,597	6,882
	$49,805	$49,120

CARNIVAL CORPORATION & PLC
OTHER INFORMATION

OTHER BALANCE SHEET INFORMATION (in millions)	August 31, 2024	November 30, 2023
Liquidity	$4,519	$5,392
Debt (current and long-term)	$28,856	$30,572
Customer deposits (current and long-term)	$6,819	$6,353

	Three Months Ended August 31,		Nine Months Ended August 31,
STATISTICAL INFORMATION	2024	2023	2024	2023
Passenger cruise days (“PCDs”) (in millions) (a)	28.1	25.8	76.0	67.8
ALBDs (in millions) (b)	25.2	23.7	71.7	68.1
Occupancy percentage (c)	112%	109%	106%	100%
Passengers carried (in millions)	3.9	3.6	10.3	9.3

Fuel consumption in metric tons (in millions)	0.7	0.7	2.2	2.2
Fuel consumption in metric tons per thousand ALBDs	29.5	31.1	31.0	32.3
Fuel cost per metric ton consumed (excluding EUA)	$670	$636	$680	$681

Currencies (USD to 1)
AUD	$0.67	$0.66	$0.66	$0.67
CAD	$0.73	$0.75	$0.74	$0.74
EUR	$1.09	$1.09	$1.08	$1.08
GBP	$1.28	$1.27	$1.27	$1.24

Notes to Statistical Information

(a)PCD represents the number of cruise passengers on a voyage multiplied by the number of revenue-producing ship operating days for that voyage.

(b)ALBD is a standard measure of passenger capacity for the period that we use to approximate rate and capacity variances, based on consistently applied formulas that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(c)Occupancy, in accordance with cruise industry practice, is calculated using a numerator of PCDs and a denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES

	Three Months Ended August 31,		Nine Months Ended August 31,
(in millions, except per share data)	2024	2023	2024	2023
Net income (loss)	$1,735	$1,074	$1,613	$(26)
(Gains) losses on ship sales and impairments	(6)	—	(6)	(54)
Debt extinguishment and modification costs	13	81	78	112
Restructuring expenses	9	1	20	16
Other	—	20	—	43
Adjusted net income (loss)	$1,751	$1,176	$1,705	$90
Interest expense, net of capitalized interest	431	518	1,352	1,600
Interest income	(19)	(59)	(77)	(183)
Income tax benefit (expense), net	8	(9)	13	3
Depreciation and amortization	651	596	1,898	1,774
Adjusted EBITDA	$2,822	$2,221	$4,890	$3,285

Earnings per share - diluted (a)	$1.26	$0.79	$1.21	$(0.02)
Adjusted earnings per share - diluted (a)	$1.27	$0.86	$1.27	$0.07

Weighted-average shares outstanding - diluted	1,399	1,396	1,398	1,262

(a) Diluted earnings per share includes the add-back of dilutive interest expense related to the company’s convertible notes of $25 million and $73 million for the three and nine months ended August 31, 2024.

	Three Months Ended August 31,		Nine Months Ended August 31,
(in millions)	2024	2023	2024	2023
Cash from (used in) operations	$1,205	$1,834	$5,012	$3,359
Capital expenditures (Purchases of Property and Equipment)	(578)	(837)	(4,034)	(2,609)
Proceeds from export credits	—	140	2,314	1,157
Adjusted free cash flow	$627	$1,137	$3,292	$1,906
(See Non-GAAP Financial Measures)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Gross margin per diems and net per diems were computed by dividing the gross margin and adjusted gross margin by PCDs. Gross margin yields and net yields were computed by dividing the gross margin and adjusted gross margin by ALBDs as follows:

	Three Months Ended August 31,			Nine Months Ended August 31,
(in millions, except per diems and yields data)	2024	2024 Constant Currency	2023	2024	2024 Constant Currency	2023
Total revenues	$7,896		$6,854	$19,083		$16,197
Less: Cruise and tour operating expenses	(4,303)		(3,921)	(11,805)		(10,688)
Depreciation and amortization	(651)		(596)	(1,898)		(1,774)
Gross margin	2,941		2,337	5,380		3,734
Less: Tour and other revenues	(181)		(172)	(222)		(216)
Add: Payroll and related	575		585	1,812		1,768
Fuel	515		468	1,546		1,492
Food	393		364	1,099		1,000
Ship and other impairments	—		—	—		—
Other operating	995		928	2,796		2,546
Depreciation and amortization	651		596	1,898		1,774
Adjusted gross margin	$5,891	$5,894	$5,107	$14,307	$14,293	$12,099

PCDs	28.1	28.1	25.8	76.0	76.0	67.8

Gross margin per diems (per PCD)	$104.49		$90.45	$70.80		$55.04
% increase (decrease)	16%			29%
Net per diems (per PCD)	$209.28	$209.39	$197.64	$188.30	$188.10	$178.36
% increase (decrease)	5.9%	5.9%		5.6%	5.5%

ALBDs	25.2	25.2	23.7	71.7	71.7	68.1

Gross margin yields (per ALBD)	$116.77		$98.50	$75.05		$54.85
% increase (decrease)	19%			37%
Net yields (per ALBD)	$233.87	$234.00	$215.22	$199.60	$199.40	$177.73
% increase (decrease)	8.7%	8.7%		12%	12%

(See Non-GAAP Financial Measures)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Cruise costs per ALBD, adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD were computed by dividing cruise costs, adjusted cruise costs and adjusted cruise costs excluding fuel by ALBDs as follows:

	Three Months Ended August 31,			Nine Months Ended August 31,
(in millions, except costs per ALBD data)	2024	2024 Constant Currency	2023	2024	2024 Constant Currency	2023
Cruise and tour operating expenses	$4,303		$3,921	$11,805		$10,688
Selling and administrative expenses	763		713	2,366		2,162
Less: Tour and other expenses	(105)		(112)	(174)		(190)
Cruise costs	4,962		4,522	13,998		12,660
Less: Commissions, transportation and other	(958)		(823)	(2,510)		(2,097)
Onboard and other costs	(866)		(752)	(2,043)		(1,785)
Gains (losses) on ship sales and impairments	6		—	6		54
Restructuring expenses	(9)		(1)	(20)		(16)
Other	—		—	—		—
Adjusted cruise costs	3,134	3,138	2,946	9,430	9,421	8,817
Less: Fuel	(515)	(515)	(468)	(1,546)	(1,546)	(1,492)
Adjusted cruise costs excluding fuel	$2,619	$2,622	$2,478	$7,885	$7,876	$7,325

ALBDs	25.2	25.2	23.7	71.7	71.7	68.1

Cruise costs per ALBD	$196.98		$190.58	$195.29		$185.97
% increase (decrease)	3.4%			5.0%
Adjusted cruise costs per ALBD	$124.44	$124.56	$124.16	$131.56	$131.44	$129.51
% increase (decrease)	0.2%	0.3%		1.6%	1.5%
Adjusted cruise costs excluding fuel per ALBD	$103.97	$104.09	$104.42	$110.00	$109.87	$107.59
% increase (decrease)	(0.4)%	(0.3)%		2.2%	2.1%

(See Non-GAAP Financial Measures)

Non-GAAP Financial Measures

We use non-GAAP financial measures and they are provided along with their most comparative U.S. GAAP financial measure:

Non-GAAP Measure	U.S. GAAP Measure	Use Non-GAAP Measure to Assess
•Adjusted net income (loss) and adjusted EBITDA	•Net income (loss)	•Company Performance
•Adjusted earnings per share	•Earnings per share	•Company Performance
•Adjusted free cash flow	•Cash from (used in) operations	•Impact on Liquidity Level
•Net debt to adjusted EBITDA	—	•Company Leverage
•Net per diems	•Gross margin per diems	•Cruise Segments Performance
•Net yields	•Gross margin yields	•Cruise Segments Performance
•Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD	•Gross cruise costs per ALBD	•Cruise Segments Performance
•Adjusted ROIC	—	•Company Performance

The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as a substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. It is possible that our non-GAAP financial measures may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

Adjusted net income (loss) and adjusted earnings per share provide additional information to us and investors about our future earnings performance by excluding certain gains, losses and expenses that we believe are not part of our core operating business and are not an indication of our future earnings performance. We believe that gains and losses on ship sales, impairment charges, debt extinguishment and modification costs, restructuring costs and certain other gains and losses are not part of our core operating business and are not an indication of our future earnings performance.

Adjusted EBITDA provides additional information to us and investors about our core operating profitability by excluding certain gains, losses and expenses that we believe are not part of our core operating business and are not an indication of our future earnings performance as well as excluding interest, taxes and depreciation and amortization. In addition, we believe that the presentation of adjusted EBITDA provides additional information to us and investors about our ability to operate our business in compliance with the covenants set forth in our debt agreements. We define adjusted EBITDA as adjusted net income (loss) adjusted for (i) interest, (ii) taxes and (iii) depreciation and amortization. There are material limitations to using adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items that directly affect our net income (loss). These limitations are best addressed by considering the economic effects of the excluded items independently and by considering adjusted EBITDA in conjunction with net income (loss) as calculated in accordance with U.S. GAAP.

Adjusted free cash flow provides additional information to us and investors to assess our ability to repay our debt after making the capital investments required to support ongoing business operations and value creation as well as the impact on the company’s liquidity level. Adjusted free cash flow represents net cash provided by operating activities adjusted for capital expenditures (purchases of property and equipment) and proceeds from export credits that are provided for related capital expenditures. Adjusted free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt.

Net debt to adjusted EBITDA provides additional information to us and investors about our overall leverage. We define net debt to adjusted EBITDA as total debt less cash and cash equivalents excluding a minimum cash balance divided by twelve-month adjusted EBITDA.

Net per diems and net yields enable us and investors to measure the performance of our cruise segments on a per PCD and per ALBD basis. We use adjusted gross margin rather than gross margin to calculate net per diems and net yields. We believe that adjusted gross margin is a more meaningful measure in determining net per diems and net yields than gross margin because it reflects the cruise revenues earned net of only our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees.

Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD enable us and investors to separate the impact of predictable capacity or ALBD changes from price and other changes that affect our business. We believe these non-GAAP measures provide useful information to us and investors and expanded insight to measure our cost performance. Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD are the measures we use to monitor our ability to control our cruise segments’ costs rather than cruise costs per ALBD. We exclude gains and losses on ship sales, impairment charges, restructuring costs and certain other gains and losses that we believe are not part of our core operating business as well as excluding our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees. We exclude fuel expense to calculate adjusted cruise costs excluding fuel. The price of fuel, over which we have no control, impacts the comparability of period-to-period cost performance. The adjustment to exclude fuel provides us and investors with supplemental information to understand and assess the company’s non-fuel adjusted cruise cost performance. Substantially all of our adjusted cruise costs excluding fuel are largely fixed, except for the impact of changing prices once the number of ALBDs has been determined.

Adjusted ROIC provides additional information to us and investors about our operating performance relative to the capital we have invested in the company. We define adjusted ROIC as the twelve-month adjusted net income (loss) before interest expense and interest income divided by the monthly average of debt plus equity minus construction-in-progress, excess cash, goodwill and intangibles.

Reconciliation of Forecasted Data

We have not provided a reconciliation of forecasted non-GAAP financial measures to the most comparable U.S. GAAP financial measures because preparation of meaningful U.S. GAAP forecasts would require unreasonable effort. We are unable to predict, without unreasonable effort, the future movement of foreign exchange rates and fuel prices. We are unable to determine the future impact of gains and losses on ship sales, impairment charges, debt extinguishment and modification costs, restructuring costs and certain other non-core gains and losses.

Constant Currency

Our operations primarily utilize the U.S. dollar, Australian dollar, euro and sterling as functional currencies to measure results and financial condition. Functional currencies other than the U.S. dollar subject us to foreign currency translational risk. Our operations also have revenues and expenses that are in currencies other than their functional currency, which subject us to foreign currency transactional risk.

Constant currency reporting removes the impact of changes in exchange rates on the translation of our operations plus the transactional impact of changes in exchange rates from revenues and expenses that are denominated in a currency other than the functional currency.

We report adjusted gross margin, net yields, net per diems, adjusted cruise costs excluding fuel and adjusted cruise costs excluding fuel per ALBD on a “constant currency” basis assuming the current periods’ currency exchange rates have remained constant with the prior periods’ rates. These metrics facilitate a comparative view for the changes in our business in an environment with fluctuating exchange rates.

Examples:

•The translation of our operations with functional currencies other than U.S. dollar to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies.

•Our operations have revenue and expense transactions in currencies other than their functional currency. If their functional currency strengthens against these other currencies, it reduces the functional currency revenues and expenses. If the functional currency weakens against these other currencies, it increases the functional currency revenues and expenses.